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                                                            EXHIBIT 99.(a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated May 12, 2000 and the related Letter of Transmittal and any amendments and supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Purchaser may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                     CAMERON ASHLEY BUILDING PRODUCTS, INC.
                                       AT
                              $18.35 NET PER SHARE
                                       BY
                               CAB MERGER CORP.,
                            AN INDIRECT WHOLLY-OWNED
                                 SUBSIDIARY OF
                           GUARDIAN INDUSTRIES CORP.


     CAB Merger Corp. (the "Purchaser"), a Georgia corporation and an indirect wholly-owned subsidiary of Guardian Industries Corp., a Delaware corporation, is offering to purchase all of the outstanding shares of common stock, no par value (the "Common Stock"), of Cameron Ashley Building Products, Inc., a Georgia corporation (the "Company"), together with the associated rights to purchase Series A Preferred Stock issued pursuant to the Rights Agreement, dated as of August 19, 1997, as amended, between the Company and SunTrust Bank, Atlanta, as Rights Agent (the "Rights" and, together with the Common Stock, the "Shares"), at a price of $18.35 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 12, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer is a third party tender offer by the Purchaser to purchase at the Offer Price all Shares tendered pursuant to the Offer. Following the consummation of the Offer, the Purchaser intends to effect the Merger described below.

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON
FRIDAY, JUNE 9, 2000, UNLESS THE OFFER IS EXTENDED.
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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON
FRIDAY, JUNE 9, 2000, UNLESS THE OFFER IS EXTENDED.
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     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY
TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES THEN OWNED BY THE PURCHASER OR ANY OF ITS AFFILIATES, REPRESENTS NOT LESS THAN A MAJORITY OF THE TOTAL ISSUED AND OUTSTANDING SHARES OF THE COMPANY ON A FULLY-DILUTED BASIS AND (2) THE EXPIRATION OR TERMINATION OF ANY AND ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. THE OFFER IS NOT CONDITIONED UPON THE PURCHASER OBTAINING FINANCING.
     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 28, 2000 (the "Merger Agreement"), by and among the Purchaser, Guardian Fiberglass, Inc., a Delaware corporation ("Parent"), and the Company. Pursuant to the Merger Agreement, as soon as practicable following the completion of the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger") in accordance with the applicable provisions of the Georgia Business Corporation Code. Following the Merger, the separate existence of the Purchaser shall cease and the Company shall be the surviving corporation. At the effective time of the Merger (the "Effective Time"), each Share then issued and outstanding (other than (i) Shares held in the Company's treasury or by any subsidiary of the Company, (ii) Shares held by the Purchaser, Parent or any other affiliate of the Purchaser and (iii) Dissenting Shares (as defined in the Merger Agreement)) will be converted into the right to receive $18.35, or any higher price per Share paid pursuant to the Offer, without interest thereon, in cash, and the Company shall become a wholly-owned subsidiary of Parent.
     THE BOARD OF DIRECTORS OF THE COMPANY, BASED UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE BOARD, (A) HAS UNANIMOUSLY DETERMINED THAT THE CONSIDERATION TO BE PAID FOR EACH SHARE IN THE OFFER, THE MERGER AND THE MERGER AGREEMENT IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY (OTHER THAN PARENT AND ITS AFFILIATES), (B) HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND (C) UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO AND APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.
     Certain shareholders of the Company who, in the aggregate, own approximately 4.3% of the outstanding Shares (together with options subject to the Tender and Option Agreement, approximately 12.5% on a fully-diluted basis) have entered into a Tender and Option Agreement with the Purchaser pursuant to which they have, among other things, granted the Purchaser an irrevocable option to acquire at $18.35 per Share, and, in the event such irrevocable option is not theretofore exercised, to tender pursuant to the Offer, and not to withdraw, their Shares.
     Shareholders of record who tender Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by the Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees. The Purchaser will pay all charges and expenses of SunTrust Bank, Atlanta, which is acting as the depositary (the "Depositary"), and MacKenzie Partners, Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer.
     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares so accepted will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting such payment to validly tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any extension of the Offer or delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares ("Share Certificates"), or timely confirmation of a book-entry transfer of such Shares, into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 2 of the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

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     The Purchaser may, without the consent of the Company, extend the Offer one or more times, up to July 31, 2000: (i) if at the then scheduled expiration date of the Offer (which shall be not less than twenty (20) business days following the commencement of the Offer), or any extension thereof, any of the conditions to the Purchaser's obligation to accept for payment and pay for Shares shall not be satisfied or waived; (ii) for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission or the staff thereof applicable to the Offer; or (iii) if, as of such date, all of the conditions to the Purchaser's obligations to accept payment for Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer is less than 90% of the then outstanding Shares on a fully diluted basis. The Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares whether or not the Purchaser exercises such rights. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made not later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. The Purchaser does not currently intend to make a subsequent offering period available following the Expiration Date pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), although it reserves the right to do so in its sole discretion.
     The term "Expiration Date" means 12:00 Midnight, Eastern time, on Friday, June 9, 2000 unless and until the Purchaser, in its sole discretion and subject to the terms and conditions of the Merger Agreement and the Tender and Option Agreement, extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.
     Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 11, 2000 (or such later date as may apply in case the Offer is extended). In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) unless such Shares have been tendered for the account of any Eligible


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Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the procedures of such Book-Entry Transfer Facility, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties.
     The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
     In connection with the Offer, the Purchaser has requested and the Company has provided the Purchaser with, the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares whose names appear on the Company's shareholder list provided by the Company, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.
     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
     Questions and requests for assistance may be directed to the Information Agent as set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser's expense. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer.


                    The Information Agent for the Offer is:
                        [MACKENZIE PARTNERS, INC. LOGO]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885





May 12, 2000